REPORT OF SHAREHOLDER MEETING  Unaudited
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On September 26, 2005, a shareholder meeting of the Oppenheimer Real Estate Fund was held at which the eleven Trustees identified below were elected (Proposal
No. 1) and except for proposal 2b, the sub-proposals in (Proposal No. 2) were approved as described in the Funds' proxy statement for that meeting. The following is a report of the votes cast:

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PROPOSAL NO. 1
NOMINEE                                      FOR                WITHHELD                   TOTAL
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
TRUSTEES
Matthew P. Fink                    4,749,218.577              40,408.443           4,789,627.020
Robert G. Galli                    4,747,878.329              41,748.691           4,789,627.020
Phillip A. Griffiths               4,750,826.897              38,800.123           4,789,627.020
Mary F. Miller                     4,744,259.707              45,367.313           4,789,627.020
Joel W. Motley                     4,749,942.822              39,684.198           4,789,627.020
John V. Murphy                     4,751,056.985              38,570.035           4,789,627.020
Kenneth A. Randall                 4,745,969.677              43,657.343           4,789,627.020
Russell S. Reynolds, Jr.           4,748,884.208              40,742.812           4,789,627.020
Joseph M. Wikler                   4,752,896.814              36,730.206           4,789,627.020
Peter I. Wold                      4,749,582.859              40,044.161           4,789,627.020
Clayton K. Yeutter                 4,747,562.063              42,064.957           4,789,627.020

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PROPOSAL NO. 2

                FOR            AGAINST             ABSTAIN      BROKER NON-VOTE               TOTAL
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
2a: Proposal to change the policy on Borrowing
      3,372,354.479        343,199.562          69,166.979        1,004,906.000       4,789,627.020
2b: Proposal to change the policy on Concentration of Investments
      1,979,341.795        330,575.549       1,474,803.676        1,004,906.000       4,789,627.020
2c: Proposal to re-classify the policy on Investing in Other Investment Companies
      3,375,833.187        340,096.359          68,791.474        1,004,906.000       4,789,627.020
2d: Proposal to change the policy on Lending
      3,364,723.708        353,274.830          66,722.482        1,004,906.000       4,789,627.020
2e: Proposal to change the policy on Real Estate and Commodities
      3,403,377.291        320,195.848          61,147.881        1,004,906.000       4,789,627.020
2f: Proposal to change the policy on Senior Securities
      3,401,168.244        320,234.030          63,318.746        1,004,906.000       4,789,627.020
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